Exhibit 99.1

Company Contacts:

Scott Settersten

Chief Financial Officer

(630) 410-4807

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

Media Contact:

Karen May

Director, Public Relations

        (630) 410-5457

ULTA BEAUTY ANNOUNCES ADDITION TO BOARD OF DIRECTORS

Michelle Collins Appointed Independent Director

Bolingbrook, Ill. – October 13, 2014 – Ulta Beauty [NASDAQ:ULTA] today announced that Michelle Collins, President of Cambium LLC, a business and financial advisory firm, has been appointed to its Board of Directors, and as a member of its nominating and corporate governance and audit committees, effective October 13, 2014.

Ms. Collins joins the Ulta Beauty Board with 28 years of experience in corporate finance and business consulting. She has been the President of Cambium LLC since 2007. Previously, she was Managing Director and co-founder of Svoboda Capital Partners LLC, a private equity firm, from 1998 to 2007. She began her career in 1986 at William Blair & Company, an investment banking firm, where she held the position of Principal, Corporate Finance from 1992 to 1997, focusing on specialty retail, catalog and distribution businesses in corporate finance.

Ms. Collins has been a member of the Board of Directors of Integrys Energy Group, Inc. since 2011, and currently serves as the chair of its governance committee and a member of its audit committee. Ms. Collins was a director of CDW, a provider of integrated IT solutions, from 1996 to 2007 and served as the chair of the audit committee and, for a period, as a member of the compensation committee. She was a board member of Coldwater Creek, Inc., a specialty retailer of women’s apparel, accessories, jewelry and gift items, from 1997 to 2004. She also served on the board of Molex, Inc., a global manufacturer of electronics, electrical and fiber optic interconnection products and systems, from 2003 to 2013, including as a member of its audit committee and nominating and corporate governance committee. She served as a board member of Bucyrus International, Inc. from 2009 to 2011, including as a member of its audit committee.

Ms. Collins serves on the boards of several civic organizations and private companies. She has been a member of the Advisory Board of Svoboda Capital Partners since 2007. She received an M.B.A. from Harvard University in 1986 and a B.A. in Economics from Yale University in 1982.

Mary Dillon, Ulta Beauty’s Chief Executive Officer, said, “We are delighted to welcome Michelle to Ulta Beauty’s Board of Directors. Michelle brings extensive experience in corporate finance and deep corporate governance expertise, having served as a member of the board of directors for many public and private companies. I am confident she will make tremendous contributions to Ulta.”

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of August 2, 2014 Ulta operates 715 retail stores across 47 states and also distributes its products through the Company’s website: www.ulta.com.